Exhibit (m) (9)

NOTICE OF RULE 12 B-1 FEE WAIVER

CLASS A SHARES

THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of November 1, 2005, by AMERICAN SKANDIA MARKETING INCORPORATED (ASM) and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the Principal Underwriter of Strategic Partners Mutual Funds, Inc., an open-end management investment company (the Funds).

WHEREAS, ASM and PIMS desire to waive a portion of its distribution and shareholder services fees payable on Class A shares of the Funds (Rule 12b-1 fees); and

WHEREAS, ASM and PIMS understand and intend that the Funds will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so; and

WHEREAS, shareholders of the Funds will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, ASM and PIMS hereby provide notice that it has agreed to limit the distribution or service (12b-1) fees incurred by Class A shares of the Fund to .25 of 1% of the average daily net assets of the Fund.  This contractual waiver shall be effective from the date hereof until February 28, 2007.

IN WITNESS WHEREOF, ASM and PIMS have signed this Notice of Rule 12b-1 Fee Waiver as of the day and year indicated below.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC		AMERICAN SKANDIA MARKETING, INCORPORATED

By:	/s/ Robert F. Gunia	By:	/s/ Lesley Mann
Name:	Robert F. Gunia	Name:	Lesley Mann
Title:	President	Title:	President

November 1, 2005

November 1, 2005